Exhibt 99.1

Press

Release

mailto:mpatten@ctlc.com
Contact:	Mark E. Patten, Sr. Vice President and CFO mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES ACQUISITION OF CROSSROADS TOWNE CENTER, A 254,000 SQUARE FOOT RETAIL CENTER, IN CHANDLER, ARIZONA FOR $61.8 MILLION

DAYTONA BEACH, FL – January 24, 2020 – Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company”) today announced the purchase of Crossroads Towne Center (“Crossroads”), an approximately 254,000 square foot retail center in Chandler, Arizona, for $61.8 million, representing a going-in cap rate of approximately 7.85%.  Crossroads, located in the Phoenix MSA, is approximately 11 miles from Tempe and is 99% occupied. Crossroads is anchored by Home Depot and Wal-Mart, two properties that were not part of the Company’s acquisition,  as well as a 12-screen Harkins Theatre and Bob’s Discount Furniture. Also included are multiple outparcels leased to tenants including, but not limited to, Chick-fil-A, JPMorgan Chase and Olive Garden.  Additionally, Crossroads is located directly across the SanTan Freeway from Rivulon, the 250-acre mixed use development anchored by Deloitte.  The weighted average lease term for the leases of all 32 tenants at Crossroads is approximately 5 years.  Crossroads will be managed by Vestar and leased by JLL on behalf of the Company.

This acquisition was purchased using the remaining 1031 like-kind exchange proceeds from the Company’s October 2019 transaction with Magnetar Capital representing the sale of a controlling interest in the Company’s remaining land portfolio for $97 million (the “Magnetar Proceeds”) and a portion of the 1031 like-kind exchange proceeds from the sale of 20 assets to Alpine Income Property Trust (NYSE: PINE) in November 2019 (the “PINE Proceeds”).  The Company anticipates reinvesting the remaining PINE Proceeds of approximately $64 million in the first quarter of 2020.

Mr. John P. Albright, President and Chief Executive Officer of the Company, stated, “We’re pleased that this acquisition represents our deployment of all of the $97 million of Magnetar Proceeds, successfully exchanging our non-income producing Daytona Beach land holdings into a diversified portfolio of quality long-term income-producing assets in strong markets.” Mr. Albright further stated, “This investment helps further strengthen and grow the Company’s income property portfolio, by adding an investment in a dynamic high growth market, while adding a diversity of new tenants to our portfolio.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns income properties comprised of approximately 2.0 million square feet in diversified markets in the United States and an approximately 22% interest in Alpine Income Property Trust, Inc., a publicly traded net lease real estate investment trust (NYSE: PINE). Visit our website at www.ctlc.com.

We encourage you to review CTO’s most recent investor presentations which are available on its website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain agreements pertaining to the acquisition of income producing assets, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.